Exhibit 4 -- Amendment to Articles of Incorporation


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

                         SANDY CREEK OSTRICH RANCH INC.

SANDY CREEK OSTRICH RANCH INC., a corporation organized and existing under the laws of the State of Florida.

DOES HEREBY CERTIFY:

FIRST, that a meeting of the Board of Directors of SANDY CREEK OSTRICH RANCH INC. resolutions were duly adopted and filed with the Minutes of the corporation setting forth a proposed amendment to the Articles of Incorporation, declaring said amendment advisable and calling a meeting of the shareholders of said corporation pursuant to the Florida Statute 607.0705 for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Articles of Incorporation be amended by having the corporation name changed to SANDY CREEK CORPORATION.

SECOND, that thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, at which meeting the changing of the corporate name was voted in favor of the amendment.

THIRD, that said amendment was adopted pursuant to 607.1003 Florida Statutes on October 5, 1998.

IN WITNESS WHEREOF, said SANDY CREEK OSTRICH RANCH, INC. has caused this Amendment to be signed by its President, Leslie M. Lerner, and its Secretary, Judith a. King, this 5th day of October 1998.

Signed by:  Leslie M. Lerner, President
            Judith A. King, Secretary

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
STATE OF FLORIDA
OCTOBER 12, 1998